EXHIBIT 99.1

Houston Wire & Cable Company to Sell Southern Wire Division

HOUSTON, Dec. 02, 2020 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq: HWCC) today announced that it has entered into a definitive asset purchase agreement for the sale of its Southern Wire business, a leading wholesale distributor of wire rope and rigging products, for a purchase price of $20 million, subject to a working capital adjustment. HWCC expects to use the net sales proceeds to reduce debt.

James L. Pokluda III, HWCC President & CEO commented, “Southern Wire is a company with outstanding leadership, team members and a proven track record of providing superior products, customer service and operational excellence for 48 years. We are very thankful for their multiple contributions to HWCC and wish them much success in the future.”

The transaction is subject to customary closing conditions and is expected to close at year end.

About the Company
With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Source: Houston Wire & Cable Company

CONTACT:

Eric W. Davis
Chief Financial Officer
Direct:  713.609.2177
Fax:  713.609.2168
edavis@houwire.com